EXHIBIT 6

Manhattan Street Capital Engagement Agreement

Effective Date: April 16, 2025

SpotitEarly Inc.

61 W Palisade Ave,

Englewood,

NJ 07631

Re: Advisory, Technology and Administrative Services

This agreement (this “Agreement”) will confirm the arrangements under which FundAthena, Inc., DBA Manhattan Street Capital, Inc. (“MSC”) and Spotitearly, Inc., a Delaware Corporation, and its present and future subsidiaries and any entity used thereby to facilitate the Financings contemplated hereby (collectively, the “Client”), to act as the Client’s advisor in connection with a possible Financing (as defined below) and the Client’s use of MSC’s proprietary technology platform (the “MSC Platform”).

1. Retention.  During the term of this engagement, and as mutually agreed upon by MSC and the Client, MSC shall provide Client with project management, technology, administrative services and assistance with and introductions to resources needed to conduct Reg A+ Reg D and Reg S offering campaigns, (any of the foregoing, a “Financing”). Client agrees to be bound by the MSC Platform standard terms and conditions in connection with any actions and obligations specifically arising from Company’s use of the MSC Platform, (the “Platform Terms”) which are attached hereto. Access to the MSC Platform will not be provided without Client’s acceptance of the Platform Terms.

2. Cooperation. The Client shall furnish MSC and/or upload to the MSC Platform all current and historical materials and information regarding the business and financial condition of the Client that are in its possession and relevant to, and reasonably required for, the Financing, and all other information and data, and access to the Client’s officers, directors, employees and professional advisors, which MSC reasonably requests in connection with MSC’s activities hereunder.  All such materials, information and data shall be to the Client’s knowledge, complete and accurate in all material respects and not misleading. Client understands that MSC is not and does not provide any assurance that the contemplated Financing(s) will succeed, or that they will achieve any particular performance level or cost efficiency.  The Client agrees to promptly advise MSC of all developments materially affecting the Client, any proposed Financing or the completeness or accuracy of the information previously furnished to MSC, and agrees that no material initiatives relating to the proposed Financing will be taken without MSC having been consulted in advance thereof.

MSC undertakes, warrants and represents that (i) it will comply with all applicable federal, state, and local laws, regulations, and ordinances in connection with the services provided under this Agreement; (ii) it possesses the necessary expertise, experience, and resources to provide the services outlined in this Agreement; (iii) it will take reasonable steps to provide the Client with timely and accurate information regarding any material changes to applicable regulations or the status of compliance that impact the services or the Client’s obligations recognizing that MSC is not a securities attorney; and (iv) it will facilitate necessary guidelines to support the Client's offerings

3. Compensation. The Client agrees to promptly pay MSC the MSC Fees (the “Fees”), listed below:

a) Project management retainer fee of $10,000 USD paid monthly in advance. The first 3-month period from the Effective Date will be paid in advance upon execution of the agreement, and the same value (i.e. $10,000 USD) of ten-year cashless exercise warrants for Preferred Class A1 non-voting shares (the “Warrant Shares”) will be paid at the end of each 3-month period (for such 3 month period based on the warrant amount that was earned during such period), at a price of $5.55 per share.

The monthly fee will be paid from the Effective Date and will continue while the offering is active in any of these formats; Reg D, Reg A+ or Reg S. The warrant fee will be paid from January 1st 2025.

b) MSC technology admin and service fees;

Reg A+;

$25.00 USD per investment in the Reg A+ Financing made through the MSC Platform, and the same value of ten-year cashless exercise warrant for Warrant Shares with a price per share of $5.55. The MSC technology admin and service fee is constant regardless of the investment amount, and it is not dependent on the total size of the capital raised. For purposes of calculating this fee, an “investment” is defined as a transaction where a person or entity invests money as part of the Financing through the MSC platform. The number of Warrant Shares will be determined by dividing the product of $25.00 and the total number of investments in this offering, by $5.55.

For investments made in the Reg A+ Financing through the MSC Platform by US IRA accounts, Trusts or by US companies, LLCs or LPs, MSC charges a per investment technology, admin, and service fee of $100 instead plus warrants defined and calculated as described above using the $100 fee.

For investments made in the Reg A+ through the MSC Platform by US Investment Entities (VC firms, Private Equity firms, Family Offices, investment management companies and similar), MSC charges a per investment technology, admin, and service fee of $5,000 instead plus warrants defined and calculated as described above using the $5000 fee

Reg D;

For Reg D investments by individuals made through the MSC Platform, a fee of $250.00 USD (plus $50 for Accreditation verification) per investment in the Red D Financing, and the same value of ten-year cashless exercise warrants for Warrant Shares priced at $5.55 per share.

The MSC technology admin, verification and service fee is constant regardless of the investment amount, and it is not dependent on the total size of the capital raised. For purposes of calculating this fee, an investment is defined as a transaction where a person or entity invests money as part of this Financing through the MSC Platform. The number of warrant shares will be determined by dividing the product of $250.00 and the total number of investments made by these individuals in this offering, by $5.55.  The $250 plus $50 MSC technology admin, verification and service fee includes fees for accreditation verification of US Reg D investors, which may be paid to third-party service providers on behalf of the Client.

For investments made in the Reg D Financing through the MSC Platform by US IRA accounts Trusts or by US companies, LLCs or LPs, MSC charges a per investment technology, admin, and service fee of $1,000 instead plus warrants defined and calculated as described above using the $1000 fee.

For investments made in the Reg D Financing through the MSC Platform by US Investment Entities (VC firms, Private Equity firms, Family Offices, Investment management companies and similar), MSC charges a per investment technology, admin, and service fee of $5,000 instead plus warrants defined and calculated as described above using the $5000 amount.

Reg S:

For Reg S investments made by individuals through the MSC Platform, a fee of $25.00, and the same value of ten-year cashless exercise warrants for Warrant Shares at a price of $5.55 per share. The MSC technology admin, verification and service fee is constant regardless of the investment amount, and it is not dependent on the total size of the capital raise. For purposes of calculating this fee, an investment is defined as a transaction where a person or entity invests money as part of the Financing through the MSC’s platform. The number of warrants will be determined by dividing the product of $25.00 and the total number of investments made by these individuals in this Financing, by $5.55.

For investments made in Reg S Financing through the MSC Platform by non-US corporate entities and Trusts, MSC charges a per investment technology, admin, and service fee of $100 instead plus warrants defined and calculated as described above applied to the $100 amount.

For investments made in Reg S Financing through the MSC Platform by non-US Investment Entities (VC firms, Private Equity firms, Family Offices, investment management companies and similar), MSC charges a per investment technology, admin, and service fee of $5,000 instead plus warrants defined and calculated as described above applied to the $5,000 amount

To clarify, the fee obligations described in Section 3b will only apply to investments initiated as part of Financing through the MSC Platform during the term of this Agreement. These fee obligations will not apply to any investments in that Financing that were initiated or presented to their respective investors after this Agreement has terminated or expired or that were initiated or presented to investors during this agreement outside of the MSC platform.

c) Listing fee of $5,000 USD per month while the offering is live for investment or reservations, including TestTheWaters (TM), and the same value of ten-year cashless exercise warrants for Warrant Shares priced at $5.55 per share.

The MSC Fees above do not include fees for back-end services including, but not limited to: payment processing, digital currency conversion, escrow and technology fees.  Back-end service fees paid by MSC may be paid to third-party service providers on behalf of the Client, and will be invoiced by MSC to Client, subject to the receipt of Client’s prior written approval before such fees are incurred. MSC fees above do not include costs for marketing agency, legal service provider, broker-dealer or transfer agent. Reasonable direct expenses incurred by MSC on behalf of Client will be reimbursed by Client, subject to the receipt of Client’s prior written approval before such expenses are incurred.

It is expressly understood that all MSC Fees are not contingent on the success of reaching the total fundraising amount of the Financing. The Fees are an obligation of the Client regardless of the final outcome of the Financing.

It is expressly understood that a separate MSC Service Fee shall be payable in respect to each Financing in the event that more than one Financing occurs. Examples may include the addition of a Reg D convertible note offering proceeding or in parallel with the Reg A+ offering, or a simultaneous regional Reg A+ offering in another region. In the event of an additional Financing, the rates listed above shall apply on such additional Financing, unless otherwise agreed by the parties.

Payment terms.

Project management retainer fees will be invoiced monthly by MSC, 15 days prior to the first day of the service period. Cash payment will be due on the first day of the service period.

MSC technology admin and service fees will be invoiced periodically by MSC, at the close of each period for the previous period. Cash payment will be due 15 days from date of invoice.

Listing fees will be invoiced monthly by MSC, at the close of the month for the previous month period. Cash payment will be due 15 days from date of invoice.

Back-end service fees will be invoiced monthly by MSC, at the close of the month for the previous month period, with the exception of monthly escrow and platform license fees which will be billed in advance for current month. Cash payment will be due 15 days from date of invoice.

Delinquent invoices, 15 days past due, are subject to interest of 1.0% per month on any outstanding balance, or the maximum permitted by law, whichever is less, plus all expenses of collection. MSC reserves the right to suspend your listing on the MSC Platform and pause advisory services if your account becomes delinquent.

Delivery of warrants.

During the course of the Financing there will be two separate issuances of Warrants as described below:

a) The first Warrant will represent the amount earned as Project management retainer fees up front for the first three months, as defined in section 3a above, and will be delivered upon the initial execution of this Agreement in the form approved by both parties, and attached to this Agreement as Appendix 1 - Warrant Agreement.[ For purposes of the earning of Warrant Project Management Fees, the date of commencement of the Project Management monthly and subsequent months is January 1st 2025, at the rate of $10k per month consistent with the temporary engagement of MSC that began Jan 1st 2025.

b) The second and subsequent Warrant deliveries will be earned during the course of the Financing, and will represent warrants earned as Project Management, MSC technology admin and service fees and Listing fees, as defined in

Sections 3a, 3b and 3c above. The Client commits to deliver these warrants quarterly from the Effective Date within 15 days of the completion of each Quarter, or the termination of the Financing, in the form, approved by both parties, and attached to this Agreement as Appendix 1 - Warrant Agreement.

It is expressly understood that warrants are not contingent on the success of the offering. The delivery of warrants are an obligation of the Client regardless of the outcome of the offering.

The Warrants will have an exercise price per share of $5.55, and will terminate upon the earlier to occur of (i) the lapse of 10 years from the date of the issuance of each warrant; or (ii) a Deemed Liquidation Event (as defined below in the Warrant agreement – Appendix 1).

4.  Confidentiality. Each party acknowledges that, in the course of evaluating the Financing and in connection with this Agreement, it (the “Receiving Party”) may obtain information relating to the other party’s business (the “Disclosing Party”) (all such information the “Confidential Information”). Such Confidential Information shall belong solely to the Disclosing Party. For sake of clarity, information is considered Confidential Information for so long as it has not been made known to the general public by the Disclosing Party or through the rightful actions of a third party, and for so long as the information holds value, as reasonably determined by the Disclosing Party, by virtue of remaining confidential.  During the Term and after its termination, the Receiving Party: (a) shall not use, other than as required for the Financing, or disclose Confidential Information without the prior written consent of the Disclosing Party, or unless such Confidential Information becomes part of the public domain without breach of this Agreement by the Receiving Party, its officers, directors, employees or agents; (b) agrees to take all reasonable measures to maintain the Confidential Information in confidence, but not less than those it takes to safeguard its own confidential information; and (c) will disclose the Confidential Information only to those of its employees and consultants as are necessary for the uses licensed hereunder and are bound by obligations of confidentiality.  Upon the termination of this Agreement, the Receiving Party shall return or destroy all Confidential Information, as requested by the Disclosing Party.

5. Termination. The Agreement has a term of 24 months from execution, unless terminated by either party for any or no reason by providing the other party with forty five (45) days prior written notice. Upon any termination of this Agreement, the rights and obligations of the parties hereunder shall terminate, except for the following: (a) Company shall remain obligated to pay the service fees set forth in Sections 3b, but only for investments made by investors who were introduced to the Company through MSC’s Platform prior to the termination date. (b) Company shall have no obligation to continue paying project management retainer fee under Section 3a after the effective date of termination; (c) the obligations set forth in Section 3c (for the period prior to termination), 4 and 7-9 (inclusive), which shall survive termination of this Agreement.. The agreement will automatically renew at its end date unless one or both parties indicate in writing within 30 days of the end date that they want to prevent auto renewal. Each renewal term shall be for a period of 12 months and subject to the same terms and conditions as set forth herein, unless otherwise agreed in writing. For purposes of this Agreement, an investor shall be deemed 'introduced' to the Company through MSC's Platform when such investor first registers interest in the Company's offering through the MSC Platform or is otherwise directly connected to the Company by MSC prior to the termination date.

6. Exclusivity. Notwithstanding else to the contrary in the Platform Terms, during the term of this Agreement, the Client will not, and will not permit any security holder, affiliate, advisor or representative of the Client to engage any other party to perform any services or act in any capacity which is related to, or comparable, to the Financing without the prior written approval of MSC. For the avoidance of doubt, the Client may engage founders or its internal representatives to directly approach investors outside of the MSC platform during the offering.

7. Indemnification. Client agrees to indemnify and hold harmless MSC and its affiliates, and each of their respective officers, directors, managers, members, partners, employees and agents, and any other persons controlling MSC or any of its affiliates (collectively, “Indemnified Persons”), to the fullest extent lawful, from and against any claims, liabilities, losses, damages, costs and expenses (or any action, claim, suit or proceeding in respect thereof), as incurred, related to or arising out of or in connection with MSC services (whether occurring before, at or after the date hereof) under the Agreement, the Financing or any proposed Financing contemplated by the Agreement or any Indemnified Person’s role in connection therewith (“Losses”), provided, however, that the Client shall not be responsible for any Losses that arise out of or are based on any action of or failure to act by MSC to the extent such Losses are determined, by a final, non-appealable judgment by a court, to have resulted primarily and directly from MSC’s gross negligence or willful misconduct.

8. Limitation on Liability. EXCEPT FOR A PARTY’S BREACH OF SECTION 3, CONFIDENTIALITY OBLIGATIONS OR CLIENT’S INDEMNIFICATION OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY NATURE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF WHETHER THE CLAIM OR LIABILITY IS BASED UPON ANY CONTRACT, TORT, BREACH OF WARRANTY OR OTHER LEGAL OR EQUITABLE THEORY.

EXCEPT FOR A PARTY’S BREACH OF SECTION 3, CONFIDENTIALITY OBLIGATIONS OR CLIENT’S INDEMNIFICATION OBLIGATIONS, THE TOTAL LIABILITY OF EITHER PARTY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, WILL NOT EXCEED, IN THE AGGREGATE, THE FEES PAID TO MSC.  THE FOREGOING LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL FINANCING OF ANY LIMITED REMEDY.

9. Independent Contractor. The Client acknowledges and agrees that (i) MSC will act as an independent contractor hereunder, its responsibility is solely owed to the Client and contractual in nature, and MSC does not owe the Client, or any other person or entity (including, without limitation, any security holders, affiliates, creditors or employees of the Client), any fiduciary or similar duty as a result of its engagement hereunder or otherwise; (ii) MSC and its affiliates will not be liable for any losses, claims, damages or liabilities arising out of the actions taken, omissions of or advice given by other parties who are providing services to the Client; (iii) MSC is not an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction; (iv) the Client has consulted, and will consult, as appropriate, with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of this Agreement and the Financings contemplated hereby, and that MSC and its affiliates shall have no responsibility or liability with respect thereto; and (v) the Client is capable of evaluating the merits and risks of such Financings and the fees payable in connection therewith and that it understands and accepts the terms, conditions, and risks of such Financings and fees.

10. Dispute Resolution, Mediation, and Arbitration:   MSC and the Client shall attempt in good faith to resolve any dispute arising out of or related to this Agreement promptly by negotiation between MSC and a representative of the Client who has authority to settle the controversy on behalf of the Client. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Within five (5) days after delivery of notice of any dispute, the receiving party shall submit to the other a written response. The notice and the response shall include a statement of each party’s position, a summary of arguments supporting that position and shall include a reference to any authority available to support the position. Within fifteen (15) days after delivery of the disputing party’s notice, the parties shall meet in person at a mutually acceptable time and place, or by phone, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

a)   Mediation. If the matter has not been resolved within thirty (30) days of the disputing party’s first notice, or if the parties fail to meet within fifteen (15) days, either party may initiate mediation of the controversy or claim before a mediator appointed by the mediation service JAMS. In any event, the parties agree first to try in good faith to settle any dispute by negotiation and mediation before resorting to arbitration or any other dispute resolution procedure.

b)  Arbitration. If the parties are unable to resolve the matter through mediation within 15 (days) of beginning mediation, then any controversy or claim arising out of or relating to this Agreement or any alleged breach thereof shall be settled by binding arbitration by a single arbitrator appointed by the arbitration service JAMS, and judgment upon the award rendered by the arbitration shall be final and may be entered in any court having jurisdiction. (Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to bar any party hereto from seeking injunctive relief with respect to any controversy or claim arising out of or relating to this Agreement.) The arbitrators shall comply with the commercial arbitration rules of the American Arbitration Association as then in effect. The arbitration shall be conducted, unless the parties otherwise agree, in San Diego, California, United States of America.

11. Miscellaneous.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware and all claims shall be exclusively commenced in the state or federal courts located in Wilmington, Delaware. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may not be amended or modified except in writing signed by each party hereto; provided, however, that if Client agrees to the Platform Terms, the Platform Terms shall govern Client’s use of the MSC Platform and to the extent there is a conflict or inconsistency between this Agreement and the Platform Terms, this Agreement shall control and take precedence.  This Agreement may not be assigned by Client hereto without the prior written consent of MSC.  Any attempted assignment of this Agreement made without such consent shall be void and of no effect.  This Agreement is solely for the benefit of the Client and MSC.  If any provision hereof shall be held by a court of competent jurisdiction to be invalid, void or unenforceable in any respect, or against public policy, such determination shall not affect such provision in any other respect nor any other provision hereof.  Headings used herein are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.  This Agreement may be executed in facsimile or other electronic counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same document.  This Agreement has been reviewed by each of the signatories hereto and its counsel.  There shall be no construction of any provision against MSC because this Agreement was drafted by MSC, and the parties waive any statute or rule of law to such effect.

Please sign below and return to MSC to indicate the Client’s acceptance of the terms set forth herein, and once executed by each of MSC and the Client, this Agreement shall constitute a binding agreement between the Client and MSC as of the date first written above.

Signed:  _______________________Printed Name:Roi Ophir

Title:   _______________________Telephone: _____________

SpotitEarly Inc.

61 W Palisade Ave,

Englewood,

NJ 07631

Signed: ________________________Printed Name:Rod Turner

Title:  CEO Telephone:  760-622-9566

FundAthena, Inc., D/B/A Manhattan Street Capital.

5694 Mission Center Road, Suite 602-468
San Diego CA   92108

APPENDIX 1 – WARRANT AGREEMENT

Warrant No. XXX

Right To Purchase 000,000 Securities of Company Name

STOCK PURCHASE WARRANT

THIS WARRANT entitles FundAthena, DBA Manhattan Street Capital, or its assignees, to purchase on or before a date 10 years from the Issue Date, XX shares of fully paid, non-assessable Preferred Class A1 non-voting securities of SpotitEarly Inc., a Delaware Corporation (“this Company”) at an exercise price of $5.55 per security (the “Exercise Price”), on exercise of this Warrant together with presentation of the full exercise price, or the election of cashless exercise, subject to the terms and conditions set forth below and to the satisfaction of the requirements of the state and federal corporate and securities laws.

Issue Date: _________________SpotitEarly Inc.

By: ______________________

Name: ______________________

Its:        ______________________

TERMS AND CONDITIONS

1.  While then warrants are exercisable, this Company shall reserve a sufficient number of securities to provide for the delivery of stock pursuant to this and other warrants.

2.  Any changes in the structure of this Company or in its outstanding securities that affect the rights and participation to which the holder of this warrant would be entitled as of the date of exercising this warrant shall result in the proportionate adjustment of the shares that may be purchased pursuant to this Warrant.

3.  Until the valid exercise of this Warrant, the holder shall not be entitled to any shareholder rights.

4.  To exercise this Warrant, the exercise form below must be completed and delivered to the warrant agent, together with the exercise price.

5.  This Warrant may not be sold, transferred, assigned or hypothecated without the prior written consent of the Company.  .

6. Term. This Warrant may be exercised, in whole or in part, during the period beginning on the date hereof and ending on the date which is the earlier of (i) ten (10) years following the date of this Warrant;; or (b) immediately prior to the consummation of a Deemed Liquidation Event (as defined below)

“Deemed Liquidation Event” shall mean (i) the closing of a transaction involving the sale of all or substantially all of the Company's assets; or (ii) the merger or consolidation of the Company with another entity, as a result of which the stockholders of the Company prior to such event do not own, by virtue of their shareholdings in the Company prior to such event, a majority of the shares of the surviving entity (which surviving entity may be the Company), or (iii) sale, assignment or disposal by the Company of all or substantially all of the issued and outstanding shares of the Company; or (iv) the transfer, sale, lease, grant or other disposition of or the grant of an exclusive license over all or substantially all of its assets with the same economic effect to that of a sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole; or (v) any other transaction, except for a financing round, following which the stockholders of the Company prior to the closing of such transaction own, directly and indirectly, by virtue of their shareholdings in the Corporation prior to such transaction, less than 50% (fifty percent) of the voting power of the surviving entity; in each case other than a sale to a wholly owned subsidiary of the Company or a reorganization for the purpose of change of domicile that does not affect the percentage ownership interest of the stockholders

7. Cashless Exercise.  The Holder of this Warrant may also exercise this Warrant as to any or all of the Securities and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate Purchase Price, elect instead to receive upon such exercise a reduced number of Securities (the “Net Number”) determined according to the following formula (a “Cashless Exercise”):

Net Number = A x (B - C)

     ---------

         B

For purposes of the foregoing formula:

A= the total number of Securities with respect to which this Warrant is then being exercised in a Cashless Exercise.

B= the Market Price on the Trading Day immediately preceding the date of the Exercise of the warrants.

C= the Exercise Price for the applicable Securities at the time of such exercise.

There cannot be a Cashless Exercise unless “B” exceeds “C.”

Illustrative Example: For the avoidance of doubt, the following example demonstrates the calculation of the Net Number of shares to be issued upon a cashless exercise of the warrants. If MSC elects to exercise 10,000 warrants on a cashless basis when the Market Price on the Trading Day immediately preceding the exercise is $8.00 per share and the Exercise Price is $5.00 per share, the Net Number of shares to be issued shall be calculated as follows:

Net Number = 10,000×(8−5)/8=10,000×3/8=3,750 shares

Accordingly, upon the exercise of 10,000 warrants, MSC shall receive 3,750 common shares without any cash payment required.

(a)For the purpose of this Warrant, the term “Trading Day” means (x) if the Securities are not listed on the NYSE Euronext or NYSE AMEX but sale prices of the Securities are reported on Nasdaq Global Market, Nasdaq Global Select Market, Nasdaq Capital Market or another automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Securities are reported, (y) if the Securities are listed on the NYSE Euronext or NYSE AMEX, a day on which there is trading on such stock exchange, (z) if clauses (x) and (y) are both inapplicable, a day on which quotations are reported by National Quotation Bureau Incorporated, or, if clauses (x), (y) and (z) are each inapplicable, any day which is not a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

(b)For the purpose of this Warrant, the term “Market Price” means, of any date, the value of the Security determined as follows:

(i)If the Security is listed on any established stock exchange or a national market system, including without limitation the NYSE Euronext, NYSE AMEX, Nasdaq Global Market, the Nasdaq Global Market Select or the Nasdaq Capital Market, its Market Price will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the parties hereto mutually agree;

(ii)If the Security is regularly quoted by a recognized securities dealer but selling prices are not reported, the Market Price will be the mean between the high bid and low asked prices for the Security on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the parties hereto mutually agree; or

(iii)In the absence of an established market for the Security, the Market Price will be determined in good faith by the Board, and agreed upon by both parties.

EXERCISE OF WARRANT

We hereby elect to exercise the purchase rights, pursuant to the provisions of the Warrant, as follows:

_______Securities, and tenders herewith payment in cash of the Purchase Price for the Securities in full, together with all applicable transfer taxes, if any.

_______Cashless Exercise with respect to the Net Number of Securities.

Securities subscribed for: _________

Subscription price: $________

Total cost: $________

Net Number of Securities: $________  (In the event of cashless exercise)

Dated:_______________Company Name

By: _____________________

Name: ______________________

Its:__________________________

TERMS OF USE

FundAthena, Inc., a Delaware corporation doing business as “Manhattan Street Capital” (“Manhattan Street Capital” or “MSC”), brings together prospective investors and companies (“Company” or “Companies”) seeking growth capital. On this website platform (the “Platform”) companies seeking growth equity can post information about their business, fundraising plans and value proposition and solicit feedback and test interest from prospective investors and industry advisers that they can use to refine and improve their fundraising pitches and presentations before filing their offering documentation with the federal Securities and Exchange Commission (“SEC”) under newly implemented Regulation A+ (“Reg A+”), which allows investors of all financial backgrounds and investment experience to participate in capital market investments. MSC also helps companies make their Reg D 506C offerings which are restricted to accredited investors and Reg S offerings which are restricted to non-US investors.

Whether you are a prospective investor, a Company seeking capital, a casual visitor or a registered user of the Platform, your use of the Platform is governed by the following terms and conditions (“Terms of Use”), as well as the Manhattan Street Capital Privacy Policy, Indemnification Terms below and other operating rules, minimum qualifications and cautions posted throughout the Platform or presented to you individually during the course of your use of the Platform (collectively, the “Agreed Terms”). The Agreed Terms govern your use of the Platform and Manhattan Street Capital reserves the right to update or replace the Agreed Terms any time without notice and you are advised to review the Agreed Terms for any changes when you visit the Platform even if you have not received a notification of changes as you are bound by them even if you have not reviewed them. Your viewing and use of the Platform after such change constitutes your acceptance of the Agreed Terms and any changes to such terms. If at any time you do not want to be bound by the Agreed Terms you should exit and cease using the Platform immediately.

Intended Use of Platform

Manhattan Street Capital provides a platform that enables businesses seeking growth advice and capital, individuals, and firms seeking investment opportunities and advisors seeking to support growing companies to gather in one place and utilize cutting-edge technologies and revolutionary advancements in the SEC’s regulations to foster business and financial opportunity. Companies seeking feedback can post information about their business and fundraising goals on the Platform for others to view and assess and such posting does not mean that the Company has offered or agreed to complete an offering.

Manhattan Street Capital is not a broker-dealer or placement agent. At no time does Manhattan Street Capital offer, broker, advise, purchase, sell or otherwise transact in securities regulated by the SEC or federal or state law. Manhattan Street Capital does not accept, hold or transfer cash or securities. Manhattan Street Capital does not guarantee that a Company seeking investment will achieve any level of fundraising or that any proposed offering will qualify under applicable federal and state securities laws.

Manhattan Street Capital is not a personal financial advisor. Manhattan Street Capital, whether through the Platform or otherwise, does not provide personal financial advice, loans or credit, banking, consumer credit ratings, credit decisions, financial products, brokerage accounts, insurance, tax advice, legal advice, or financial or legal services of any kind. Even if featured on the Platform, unless expressly stated otherwise, Manhattan Street Capital does not provide endorsement to or for any advisor/Company seeking capital or investment opportunity.

Manhattan Street Capital does not guarantee any result to anyone. All users of the Platform are responsible for making their own decisions to use the Platform and for any activity taken on the Platform, including without limitation registering, posting information about their Company and any proposed financing, reserving an investment, making an investment or otherwise.

User Registration

You may browse the Platform without being a registered user, however, certain features are only accessible to registered users. If you are accepting the Agreed Terms on behalf of an organization or entity, rather than in an individual capacity, you represent and warrant that you are authorized to accept the Agreed Terms on that organization or entity’s behalf and bind them to these Agreed Terms (in which case, the references to “you” and “your” in these Terms, except for in this sentence, refer to that organization or entity).

Only real persons at or above the age of 18 may register for an account and use the Platform. Registering for an account on the Platform creates no commitment or obligation on the registered user to make any investment or seek any investment. All information you provide to the Platform must be truthful, accurate and complete in all material respects. Our registration process may use third-party validation technology, including those provided by third-party social media sites, to attempt to confirm your qualification to use the Platform. Manhattan Street Capital may reject any application to register an individual or an organization or entity for failure to achieve validation through available methods or otherwise meet Manhattan Street Capital’s registration requirements.

Your registration and the use of any third-party site is subject to the terms and conditions and policies of such sites and Manhattan Street Capital is not responsible or liable for any harm resulting from the use or misuse of those sites, including when such harm could or does affect your account on this Platform or use of the Platform. If you wish to disconnect your Platform account from your validation account, please following instructions provided on the Platform or contact our customer service department. Such disconnection may result in your inability to access your account.

Registered Account Obligations

The named registered user of an account is the only person that may use the account and it may not be transferred to anyone else. If you are a control person on a Company Offering page, you may transfer responsibility for the page to another individual through mechanisms made available on the Platform or by contacting customer service. If you represent a firm considering or managing an investment on the Platform or providing advisory services, your replacement representative must register for his/her own account and establish any links from that account that may be available on the site to the firm.

You are responsible for maintaining the confidentiality of your user name and password and to periodically change your password to maintain security. If you have concerns that your user name or password may have been compromised and suspect that unauthorized access to your account or the Platform has occurred, you must immediately contact Manhattan Street Capital’s customer service through a secure method (which may not be through your Platform account).

Content Use Limitations

Your use of the Platform and its videos, webinars, images, infographics, alerts, texts, articles, assessments, checklists, forms, ratings, design, data, source code, analytics, photos, software, trademarks, copyrights, and other information (“Content”) may only be used for the lawful and intended purposes expressly authorized by Manhattan Street Capital. If you access this Platform from outside the United States, you are solely responsible for ensuring compliance with the laws of your specific jurisdiction, as well as any restrictions that you may be subject to by a department of the United States government. Any misuse or unauthorized use of the Platform and its Content, or other violations of the Agreed Terms may violate Applicable Law (see below), including without limitation SEC regulations and applicable state securities laws, copyright laws (including the Digital Millennium Copyright Act), trademark laws, the laws of privacy, laws of publicity, identity theft and communications statutes and regulations, in which case Manhattan Street Capital is authorized to terminate your account and access to the Platform at any time and without notice and report you to the appropriate authorities and other interested parties, such as a claimed intellectual property owner. See Manhattan Street Capital’s Privacy Policy for further information.

Even if such Content or activity does not violate Applicable Law, you are prohibited from posting or transmitting any material on or through the Platform that, in Manhattan Street Capital’s sole opinion, is or could be offensive, fraudulent, unlawful, threatening, disingenuous, libelous, defamatory, obscene, scandalous, inflammatory, pornographic or profane, constitutes anti-competitive collaboration or antitrust violations, or any material that could constitute or encourage conduct that would be considered a criminal offense, give rise to civil liability, or otherwise violate any law. Manhattan Street Capital will fully cooperate with any law enforcement authorities or court order requesting or directing Manhattan Street Capital to disclose the identity of anyone posting any such information or materials on the Platform.

By posting Content on the Platform, you represent and warrant that you have all necessary rights to make the Content available on the Platform and acknowledge that all postings on the Platform are not confidential and are available for public viewing.

Prospective Investor Accounts

Any person or entity that is considering making or makes a reservation of investment with a Company that posts its fundraising plans on the Platform, or, after the fundraising plan becomes a qualified offering under the SEC’s rules, makes an investment, does so at his or her own risk. All investment carries the risk that you may lose some or all of your investment. No Content on the Platform is a replacement for performing your own due diligence, exercising good judgment and seeking financial, investment, tax or legal advice from qualified and licensed professionals with knowledge of your personal circumstances. Any registered financial, legal or tax representatives or firm working for or with Manhattan Street Capital or communicating with you or users in general through the Platform are not your personal advisors and do not have knowledge about your personal circumstances and anything they post is for informational purposes only and may not be accurate to your situation and you agree that you shall not rely on Content on the Platform in making personal decisions about an investment or the potential legal, tax or financial consequences of such investment. You are encouraged to seek personal professional advice from qualified and licensed professionals.

You are solely responsible for your investment decisions. While you may be asked about your identity, individual financial circumstance and investment experience and sophistication during your engagement with the Platform, Manhattan Street Capital and its advisors and vendors are not responsible to verify the veracity of the information that you provide, even if you certify to its truth or undergo a suitability review. Whether you are an “Accredited Investor”, as such is defined under securities law, or a non-accredited investor, or an institutional investor, Manhattan Street Capital and the Companies seeking investment are relying on your representations with respect to your investment experience, your financial status and your eligibility to invest. You may, further, be held personally liable for your fraud, negligence and other bad acts that may result from any false representations you make.

Company Accounts

Companies that establish Offerings on the Platform or that use the investment software included in the Platform to seek or process investments or loans or to seek feedback, including reservations on a potential fundraising and the potential offering of securities for purchase are bound to adhere to these Terms. The Company by virtue of posting or having a third party post Content on behalf of the Company provides Manhattan Street Capital and its affiliates a perpetual, irrevocable, non-exclusive license to the Content. Other Company employees and advisors with accounts may manage the Content on the Company page. Such individuals are responsible to and must accept, read and understand all policies, procedures, directions and communications from Manhattan Street Capital. No such individual may be an individual who is prohibited from making securities offerings in the United States or country of residence. The registered individuals and the Company are solely responsible for the Content that they post on the Platform, including any changes to the Content made by its employees and advisors. Each registered individual must disclose their affiliation with and interests in the Company in any Content, post or rating they make on the Platform with respect to their Company and offering, including pages outside the Company page. All Content posted on the Platform must be truthful, accurate and complete in all material respects. Manhattan Street Capital is not obligated to pre-screen, police, edit or monitor Content posted to the site by users. If any Content is found to be unlawful or fraudulent, the Content and the entire Company page may be removed by Manhattan Street Capital without notice. The Content may not be reposted until it is corrected. If it is believed to be uncorrectable by Manhattan Street Capital or its advisors, the registered individuals and the Company may be banned from the Platform.

All Companies seeking to post Content on this site about their business and fundraising plans, as well as their officers and directors, must apply for eligibility and are subject to certain verifications requirements with which they must cooperate. Manhattan Street Capital may request additional information to host your Company page on the Platform. Companies are advised to consult with appropriate and qualified legal counsel before making or registering any offering.

Each Company and registered individual associated with and posting for the Company is solely responsible for the Content such Company posts on the Platform and, by registering with the Platform and posting Content on the Platform represents and warrants that: (i) he/she/it has and will comply with all applicable laws, regulations, rules, ordinances, judgments, decrees, injunctions, arbitration awards or order of any governmental agency, authority and regulatory body or anybody duly authorized to exercise any administrative, judicial, executive, legislative, police, regulatory or taxing authority power or authority (“Applicable Law”); and (ii) such Content does not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make such statements not misleading in light of the circumstances under which they are made. The Company, further, is responsible for and shall take reasonable steps to determine the suitability of any prospective investor.

Platform Fees and Payment Terms

Use of the Platform may be subject to certain fees or charges (collectively the “Fees”). MSC will invoice your business for fees due using the contact information you have provided to Manhattan Street Capital. Prompt payment of fees in accordance with payment terms is required to maintain your Company's live listing on the Platform. All Fees are non-refundable. Penalties may be applied for late payments. Third party service costs that are incurred on behalf of a Company by MSC will be paid by Company. You should check here for changes to the fees to stay up to date on them. Manhattan Street Capital’s currently applicable Fees and payment terms can be found at: https://www.manhattanstreetcapital.com/faq/for-fundraisers/what-fee-does-manhattan-street-capital-charge.

Exclusivity Terms

By preparing a Company offering to be shown on or offered through Manhattan Street Capital, or a RegA+Audition(TM), or when a service provider or employee that works on behalf of Company establishes a draft offering for Company on The Platform, Company agrees that for 12 months after Company offering first goes live to the public, Company will not use any other on-line funding platform to raise, solicit, or otherwise obtain Reg A+, Reg D or Reg S funding, whichever applies.

For a 12-month term of engagement with Manhattan Street Capital, the Company will not, and will not permit any security holder, affiliate, advisor or representative of the Company to engage any other party to perform any services or act in any capacity which is related to, or comparable, to the Offering without the prior written approval of MSC.

If the Company elects to engage a broker-dealer or other party to raise funds in the Offering, using means outside of the MSC Platform, the Company agrees to compensate MSC as defined in Platform Fees and Payment Terms, as if the investment transactions were processed through the MSC Platform. Manhattan Street Capital’s currently applicable Fees and payment terms can be found at: https://www.manhattanstreetcapital.com/faq/for-fundraisers/what-fee-does-manhattan-street-capital-charge.

Advisor Accounts

Individuals registering as or acting as advisors, analysts or other persons of knowledge or who are such advisors and analysts by trade are required to disclose their licenses, ownership positions and relevant affiliations, including whether a Company is a client, in all interactions with the Platform and with other users of the Platform. Advisors and analysts are solely responsible for the Content they post and any advice or analysis they provide to their client companies or to users of the Platform. Manhattan Street Capital accepts no responsibility or liability for Content posted by third parties.

Termination of Account

Manhattan Street Capital may suspend or terminate your account and your ability to use the Platform at any time for any lawful reason and Manhattan Street Capital accepts no liability for any harm that may be caused, directly or indirectly, by such suspension or termination, including without limitation loss of the opportunity to gain investors, complete a fundraising or any fees or gains you did not achieve.

Reserve My Investment

Making a “Reserve My Investment” indication with a Company page involves no obligation or commitment of any kind. No money or other consideration is being solicited or accepted. Offers to buy securities or pay part of the purchase price cannot be received for any investment in a company making a Regulation A+ offering until a Form 1-A offering document filed by the applicable company is qualified by the SEC for that investment and through a registered entity. You may withdraw your reservation of investment at any time until a qualified offer of the sale of securities is made and accepted after the SEC offering qualification date. While you keep a reservation, you will be notified if a filing with the SEC is made for a company that you reserved an investment possibility in, when it is amended and when it is qualified. If a preliminary or final offering statement is filed with the SEC, it will be made available to you and you are encouraged to read the offering in full as it will provide you with more detailed information about the company, the terms and conditions of any potential offering and the risk, uncertainties and timing associated with any potential offering.

Ownership & Use of the Platform and Content

The entire Platform and all intellectual property rights related to the Platform belong to Manhattan Street Capital. Intellectual property rights related to the Content posted by a Company and or advisor, and licensed to Manhattan Street Capital hereunder, belong to the applicable licensor.

You agree that the Content cannot by copied, reproduced, distributed, republished, displayed, posted, or transmitted in any form or by any means without the express advance written consent of an officer of Manhattan Street Capital or the applicable licensor. You may not modify, participate in the sale or transfer of, or create any derivative works based on any part of all of the Content. Using Content, including by linking, framing, or mirroring for any purpose, is prohibited without the express advance written consent of an officer of Manhattan Street Capital.

Opinions expressed, or material appearing, on this website are not shared or endorsed by Manhattan Street Capital and Manhattan Street Capital should not be regarded as the publisher of such opinions or material. Please be aware that Manhattan Street Capital is not responsible for the privacy practices, or Content of third parties. Evaluate the security and trustworthiness of any other site connected to the Platform and any advisor you access through this Platform before disclosing any personal information to them. Manhattan Street Capital will not accept any responsibility for any loss or damage in whatever manner, howsoever caused, resulting from your interactions with third parties.

All licensors of Content warrant to Manhattan Street Capital that they have full rights to share the Content on the Platform and with Manhattan Street Capital and any other user of the Platform. Companies seeking investment are solely responsible for the Content that they post and the responses they provide. Manhattan Street Capital may, but is not required to, suspend or terminate any user and remove their Content if Manhattan Street Capital has reasonable grounds to believe that the registration and any Content is untrue, inaccurate, not current or incomplete. Manhattan Street Capital does not validate the information for accuracy or ownership rights or whether it is current. Manhattan Street Capital expressly disclaims any responsibility and all warranties of accuracy, truthfulness and completeness of the information posted.

Availability of Platform

Manhattan Street Capital does not warrant the Platform, its Content or any services provided or offered on the Platform or any content or services you obtain through your use of the Platform (such as hiring an advisor or making an investment decision) will be uninterrupted, timely, or virus or error free. Manhattan Street Capital and its advisors do not guarantee that any financial, legal, tax or other professional you may require will be available or meet your expectations or be able to address all issues you may raise or require. You agree not to modify, damage, disrupt, disable, overburden, impair, alter or interfere with the use, features, functions, operation, security or maintenance of the Platform or the rights or use and enjoyment of the Platform by any other person or entity in any manner. By using the Platform you release Manhattan Street Capital, its employees, contractors, advisors, vendors, agents, and affiliates against any and all loss, damage, and claims, in whatever manner, howsoever caused arising from or related to your use of the Platform and any advisor you retain or rely on or any investment decision you may make.

Information and Investments Are Selected and Used at Your Own Risk

Content is provided for educational purposes only and shall not be construed as professional advice. Manhattan Street Capital is not responsible for pre-screening, policing, editing or monitoring Content posted to the site by users. Because Content only provides general coverage of the subject area without considering your individual financial situation or complexities in the law that might apply to you, before acting on any Content you should consult with a competent professional who can advise you about your specific financial objectives. Any action you take on Content or because of using this website is at your own risk.

You are solely responsible for using your own judgment in using the Platform, including deciding which financial professional to hire and what products and services you may use and purchase. You are solely responsible for your selection of any advisor or investment, even if the advisor or Company seeking investment was featured as a sponsor of Content. Companies seeking investment, investors, and advisors on the Platform are solely responsible for the information they provide on this website and to you, and for the services and products they provide. Manhattan Street

Capital is not responsible for the conduct of any third party and shall not be liable for any damages or costs of any type arising out of or in any way connected with your use of such services and products.

You may lose all money that you invest in a company seeking feedback or investment on the Platform. If you cannot afford to lose all of your investment, you should not invest.

Disclaimers, Exclusions, and Limitations of Liability

The Platform and its Content are provided on an "as is" and “as available” basis and use of the Platform in any manner is solely at your own risk. To the fullest extent permitted by law, Manhattan Street Capital:

• DOES NOT GUARANTEE, AND EXPRESSLY EXCLUDE ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE PLATFORM AND ITS CONTENT AND PROFESSIONAL SERVICES, WHETHER PROVIDED BY MANHATTAN STREET CAPITAL, OUR AFFILIATES, OUR CUSTOMERS, COMPANIES SEEKING INVESTMENT, ADVISORS, INVESTORS OR ANY OTHER THIRD PARTY, INCLUDING IN RELATION TO ANY INACCURACIES, ERRORS, OR OMISSIONS IN THE PLATFORM, ITS CONTENT, FINANCIAL ADVICE, AND/OR MARKETING MATERIALS. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES, SO THE ABOVE EXCLUSION MAY NOT APPLY TO YOU;

•EXCLUDES ALL LIABILITY FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH YOUR USE, DELAY, OR UNAVAILABILITY OF THE PLATFORM AND ITS CONTENT, INCLUDING LOSS OF MONEY, INABILITY TO CONCLUDE AN INVESTMENT, SUSPENSION OR TERMINATION OF YOUR ACCOUNT AND FOR ANY DAMAGE CAUSED TO YOUR COMPUTER, COMPUTER SOFTWARE, SYSTEMS, PROGRAMS, AND THE DATA THEREON. UNDER NO CIRCUMSTANCES WILL MANHATTAN STREET CAPITAL OR ITS AFFILIATES, ADVISORS AND VENDORS BE LIABLE FOR ANY DAMAGES, INCLUDING GENERAL, SPECIAL, PUNITIVE, DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR ANY OTHER DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR BUSINESS INTERRUPTION) OF ANY KIND WHETHER IN AN ACTION IN CONTRACT, TORT, OR NEGLIGENCE ARISING OR RELATING IN ANY WAY TO THE USE OR INABILITY TO USE BY ANY PARTY OF THE PLATFORM, THE CONTENT, OR ANY THIRD-PARTY WEBSITE THAT IS LINKED TO BY THE PLATFORM, OR IN CONNECTION WITH ANY FAILURE OF PERFORMANCE, ERROR, OMISSION, INTERRUPTION, DEFECT, DELAY IN OPERATION OR TRANSMISSION, COMPUTER VIRUS, OR LINE OR SYSTEM FAILURE, EVEN IF MANHATTAN STREET CAPITAL IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, LOSSES, OR EXPENSES.

• Is not liable for any defamatory, offensive or illegal conduct of any Platform user. Your sole remedy for dissatisfaction with the Platform is to stop using the Platform. If using materials from the Platform results in the need for servicing, repair or correction of equipment or data, you assume any costs; and,

• If any or all the foregoing limitations are found to be invalid, in whole or in part, you agree that our total liability for all damages, losses, or causes of action of any kind or nature shall be limited to compensatory damages and limited to the greatest extent permitted by Applicable Law.

Indemnification Terms

By using the Platform for Offerings to seek investments or loans on or through use of the Platform software, or to seek feedback, including reservations on a potential fundraising and the potential offering of securities for purchase Company representatives individually and on behalf of their Company hereby agree to indemnify, defend and hold Manhattan Street Capital, shareholders, investors, officers, directors, employees, consultants, advisors, service providers, suppliers, vendors, advertisers, agents (“Related Parties”) and its affiliates and their Related Parties in accordance with these Indemnification Terms. The Indemnification Terms constitute Agreed Terms hereunder. You are cautioned and advised to review the Indemnification Terms in full.

Company agrees to indemnify and hold harmless Manhattan Street Capital (“MSC”) and its respective directors, officers, employees, agents and controlling persons (MSC and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by MSC of the services contemplated by or the engagement of MSC and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions:, (i) for any settlement by an Indemnified Party affected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from MSC’s willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of MSC pursuant to, or the performance by MSC of the services contemplated by, the Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from MSC’s willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys (in addition to local counsel) representing Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

If the indemnification provided for in the Agreement is for any reason held unenforceable by or unavailable to an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable or unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and MSC, on the other hand, of the Agreement and any potential offering or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable or unavailable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and MSC, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and MSC of the Agreement and any potential offering as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Agreement and any potential offering bear to the fees paid or to be paid to MSC under the Agreement. Notwithstanding the foregoing, the Company expressly agrees that MSC shall not be required to contribute any amount in excess of the amount by which fees paid MSC hereunder (excluding reimbursable expenses), exceeds the amount of any damages which MSC has otherwise been required to pay.

The Company agrees that without MSC’s prior written consent, which shall not be unreasonably withheld, it will not, and will not permit any of its affiliates to, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification or contribution could be sought under the provisions of the Agreement, unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse MSC on a monthly basis for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel. In addition to any reimbursed fees, expenses or costs outlined hereunder, MSC shall also receive from the Company cash compensation of $2,000.00 per person, per day, plus reasonable out-of-pocket expenses and costs should MSC be required to provide testimony in any formal or informal proceeding regarding the Company.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under the Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

Waiver and Severance

Failure of Manhattan Street Capital to insist upon strict performance of any provision of the Agreed Terms or the failure of Manhattan Street Capital to exercise any right or remedy to which it is entitled shall not constitute a waiver thereof and shall not affect the validity of the Agreed Terms, or any part, or Manhattan Street Capital's right to enforce each and every provision. If any of the Agreed Terms are deemed invalid or unenforceable for any reason (including, but not limited to the exclusions and limitations set out above), then the invalid or unenforceable provision will be severed from the Agreed Terms and the remaining Agreed Terms will continue to apply.

Choice of Law, Time Limit and Arbitration

The laws of the State of Delaware govern these Agreed Terms. Manhattan Street Capital makes no representation that the Platform is operated in compliance with the laws of any nation but the United States. If you are located outside the United States, you view this website and access the Platform at your own risk and initiative.

This Platform and the Content posted on it or made available through it shall not constitute an offer or solicitation and may not be treated as an offer or solicitation: (i) in any jurisdiction where such an offer or solicitation is against the law; (ii) to anyone to whom it is unlawful to make such an offer or solicitation; or (iii) if the person making the offer or solicitation is not qualified to do so. Any securities that may be offered on the Platform can only be marketed in certain jurisdictions. You acknowledge and agree that it is solely your responsibility to be aware of the applicable laws and regulations of your country of residence.

You must bring all disputes with Manhattan Street Capital within one year of obtaining knowledge of the cause of action forming the basis of the dispute.

By accessing the Platform you agree that in the event of any dispute between you and Manhattan Street Capital and its Related Parties, and its affiliates and their Related Parties, you will first attempt in good faith to resolve any dispute by negotiation between MSC and a representative of the Company who has authority to settle the controversy on behalf of the Company. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Within five (5) days after delivery of notice of any dispute, the receiving party shall submit to the other a written response. The notice and the response shall include a statement of each party’s position, a summary of arguments supporting that position and shall include a reference to any authority available to support the position. Within fifteen (15) days after delivery of the disputing party’s notice, the parties shall meet in person at a mutually acceptable time and place, or by phone, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

a) Mediation. If the matter has not been resolved within thirty (30) days of the disputing party’s first notice, or if the parties fail to meet within fifteen (15) days, either party may initiate mediation of the controversy or claim before a mediator appointed by the mediation service JAMS. In any event, the parties agree first to try in good faith to settle any dispute by negotiation and mediation before resorting to arbitration or any other dispute resolution procedure.

b) Arbitration. If the parties are unable to resolve the matter through mediation within 15 (days) of beginning mediation, then any controversy or claim arising out of or relating to this Agreement or any alleged breach thereof shall be settled by binding arbitration by a single arbitrator appointed by the arbitration service JAMS, and judgment upon the award rendered by the arbitration shall be final and may be entered in any court having jurisdiction. (Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to bar any party hereto from seeking injunctive relief with respect to any controversy or claim arising out of or relating to this Agreement.) The arbitrators shall comply with the commercial arbitration rules of the American Arbitration Association as then in effect. The arbitration shall be conducted, unless the parties otherwise agree, in San Diego, California, United States of America.

To the full extent allowable by law, you agree that no arbitration proceeding or other dispute resolution proceeding shall be joined with any other party or decided on a class-action basis.

Content Information

To contact MSC about these Agreed Terms or any other questions, we can be reached at: Support@manhattanstreetcapital.com.